Exhibit 99.1

Four Corners Property Trust, Inc. Announces First Quarter 2017 Earnings

MILL VALLEY, CA – May 3, 2017 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) announced today its operating results for the quarter ended March 31, 2017.

A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release, has been posted to the investor relations section of the Company’s website at www.fcpt.com.

Highlights for the Quarter Ended March 31, 2017:

•	Net income attributable to common shareholders of $15.6 million, or $0.26 per diluted share, compared to net income of $94.3 million, or $1.61 per diluted share for the same period in 2016 which included a one-time, non-cash tax benefit of $80.4 million in connection with FCPT declaring REIT status.

•	GAAP rental income increased 6.0% when compared to the same period in 2016 to $27.8 million, consisting of $25.4 million in cash rents and $2.4 million of straight-line rent adjustments.

•	NAREIT-defined Funds from Operations (FFO) of $21.0 million, or $0.35 per diluted share, representing an increase of 7.3% in per diluted share results compared to the same period in 2016.

•	Adjusted Funds from Operations (AFFO) of $19.6 million, or $0.32 per diluted share, representing an increase of 8.6% in per diluted share results compared to the same period in 2016.

•	General and administrative expenses for the quarter of $2.9 million including $0.5 million of non-cash, stock-based compensation.

•	Regular dividend of $0.2425 per common share for the first quarter of 2017.

•	Acquired restaurant properties with an investment value of $17.1 million, an initial weighted average cash yield of 6.6%, and a weighted average lease term of 13.5 years.

•	At March 31, 2017, FCPT had $445 million of outstanding debt, including $45 million drawn on its $350 million revolving credit facility, and $18.1 million of available cash and cash equivalents.

Subsequent to Quarter end:

•	On April 20, FCPT entered into an agreement to issue $125.0 million of senior, unsecured fixed rate notes consisting of $50.0 million of seven-year notes at a fixed interest rate of 4.68%, and $75.0 million of ten-year notes at a fixed interest rate of 4.93%. Proforma for the offering, FCPT’s fixed rate, all-in cash interest rate is 3.48% and its average debt maturity is 4.8 years, excluding borrowing under the revolving credit facility. The closing and funding of the Notes is expected to occur on June 7, 2017, subject to the satisfaction of standard closing conditions.

•	On May 1, FCPT announced the acquisition of 16 Bob Evans Restaurant properties for $35.1 million. The sale-leaseback transaction was completed simultaneously with Golden Gate Capital’s acquisition of Bob Evans Restaurants from Bob Evans Farms, Inc. (NASDAQ: BOBE) under a single triple-net master lease with a 20-year initial term. The transaction was priced at a cap rate consistent with our investment thresholds and past transactions, and the 16-unit portfolio has well-covered rents and sales performance above the brand’s national average.

Management Comments:

“After a short lull in acquisition activity discussed on our last conference call, we have been quite active recently,” said Bill Lenehan, Chief Executive Officer. “We announced our inaugural investment-grade debt transaction, increasing the duration of our capital structure and providing dry-powder for future acquisitions at a reasonable cost. Subsequently, we have acquired an approximately $35 million portfolio of Bob Evans properties in a well-structured, long-term master lease.”

Real Estate Portfolio:

As of March 31, 2017, the Company’s rental portfolio consisted of 484 restaurant properties located in 44 states. The properties are 100% occupied under long-term, triple-net leases with a weighted average remaining lease term of approximately 13.5 years and an estimated portfolio weighted average EBITDAR to Lease Rent coverage of 4.2x.

Conference Call Information:

Company management will host a conference call and audio webcast on Thursday, May 4, 2017 at 11:00 am Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Internet: Go to http://dpregister.com/10104514 at least 15 minutes prior to start time of the call in order to register and to download any necessary audio software. Please note for those that register, the dial-in number will be provided upon registration.

Phone: 1-888-346-5243 (domestic) / 1-412-317-5120 (international). Participants not pre-registered must ask to be joined into the Four Corners Property Trust call.

Replay: Available through August 4, 2017 by dialing 1-877-344-7529 (domestic) / 1-412-317-0088 (international), Access Code 10104514.

About FCPT:

FCPT is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a triple-net basis, for use in the restaurant and related food services industry.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance; and expectations regarding the making of distributions and the payment of dividends. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.

Factors that could have a material adverse effect on the Company’s operations and future prospects or that could cause actual results to differ materially from the Company’s expectations are included in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the First Quarter 2017 operating results and other information on the Company are available on the investors relations section of FCPT’s website at www.fcpt.com.

Four Corners Property Trust

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Rental income	$27,764	$26,192
Restaurant revenues	4,943	4,859

Total revenues	32,707	31,051
Operating expenses:
General and administrative	2,863	3,317
Depreciation and amortization	5,409	5,187
Restaurant expenses	4,668	4,698
Interest expense	4,094	4,182

Total operating expenses	17,034	17,384
Other income	5	60
Realized gain on sale, net	—	—

Income before provision for income taxes	15,678	13,727
(Provision for) benefit from income taxes	(45)	80,556

Net income	15,633	94,283
Net income attributable to noncontrolling interest	(117)	—

Net Income Attributable to Common Shareholders	$15,516	$94,283

Basic net income per share	$0.26	$1.95
Diluted net income per share	$0.26	$1.61
Regular dividends declared per share	$0.2425	$0.2425
Weighted-average shares outstanding:
Basic	59,929,276	48,374,846
Diluted	59,995,930	58,737,283

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2017
	(Unaudited)	December 31, 2016
ASSETS
Real estate investments:
Land	$425,401	$421,941
Buildings, equipment and improvements	1,065,212	1,055,624

Total real estate investments	1,490,613	1,477,565
Less: Accumulated depreciation	(586,486)	(583,307)

Total real estate investments, net	904,127	894,258
Real estate held for sale	1,710	—
Cash and cash equivalents	18,070	26,643
Deferred rent	13,967	11,594
Derivative assets	2,070	837
Other assets	3,954	3,819

Total Assets	$943,898	$937,151

LIABILITIES AND EQUITY
Liabilities:
Notes payable ($445,000, net of $5,707 and $6,105 of deferred financing costs, respectively)	$439,293	$438,895
Dividends payable	14,536	14,519
Deferred rental revenue	7,972	7,974
Deferred tax liabilities	175	196
Other liabilities	4,375	5,450

Total liabilities	466,351	467,034

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 60,022,912 and 59,923,557 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	6	6
Additional paid-in capital	440,342	438,864
Accumulated other comprehensive income	1,482	207
Noncontrolling interest	8,794	5,097
Retained earnings	26,923	25,943

Total equity	477,547	470,117

Total Liabilities and Equity	$943,898	$937,151

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Funds from operations (FFO):
Net income	$15,633	$94,283
Depreciation and amortization	5,409	5,187
Deferred tax benefit from REIT election	—	(80,409)
Realized gain on sales of real estate	—	—

FFO (as defined by NAREIT)	$21,042	$19,061

Non-cash stock-based compensation	494	317
Non-cash amortization of deferred financing costs	398	398
Other non-cash interest expense	52	380
Straight-line rent	(2,373)	(2,595)

Adjusted funds from operations (AFFO)	$19,613	$17,561

Fully diluted shares outstanding (1)	60,423,913	58,737,283
FFO per diluted share	$0.35	$0.32
AFFO per diluted share	$0.32	$0.30

(1)	Assumes the issuance of common shares for OP units held by non-controlling partners.